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                                                                   EXHIBIT 10.21


                                AGREEMENT BETWEEN

                              OWNER AND CONTRACTOR

                                (STIPULATED SUM)

                                     between

                TE PRODUCTS PIPELINE COMPANY, LIMITED PARTNERSHIP

                                       AND

                          EAGLETON ENGINEERING COMPANY

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                                TABLE OF CONTENTS


SECTION 1  DEFINED TERMS; INTERPRETATION..........................................................................1

   1.1 DEFINITIONS................................................................................................1
   1.2 REFERENCES, GENDER, NUMBER.................................................................................1
   1.3 INTERPRETATION.............................................................................................2

SECTION 2  INDEPENDENT CONTRACTOR.................................................................................2

   2.1 INDEPENDENT CONTRACTOR STATUS..............................................................................2
   2.2 CONTRACTOR RESPONSIBLE FOR MEANS; METHODS AND PROCEDURES...................................................2
   2.3 CONTRACTOR'S EMPLOYEES NOT OWNER'S EMPLOYEES...............................................................2
   2.4 NO ENTITLEMENT TO OWNER'S EMPLOYEE BENEFITS................................................................3

SECTION 3 DESIGN, CONSTRUCTION AND PERFORMANCE REQUIREMENTS.......................................................3

   3.1 DESIGN AND ENGINEERING SERVICES............................................................................3
   3.2 DESCRIPTION OF AND OBLIGATION TO CONSTRUCT PROJECT.........................................................3
   3.3 PERFORMANCE REQUIREMENTS...................................................................................4
   3.4 COMPLETION REQUIREMENTS....................................................................................4

SECTION 4 CONTRACT DOCUMENTS AND INTERPRETIVE RULES...............................................................5

   4.1 CONTRACT DOCUMENTS.........................................................................................5
   4.2 DOCUMENTS AT PROJECT SITE..................................................................................5
   4.3 INTERPRETIVE RULES AND RESOLUTION OF CONFLICTS AMONG CONTRACT DOCUMENTS....................................5

SECTION 5 ACQUISITION OF RIGHTS-OF-WAY............................................................................6

   5.1 OBLIGATION TO ACQUIRE RIGHTS-OF-WAY........................................................................6
   5.2 RIGHTS-OF-WAY TO BE ACQUIRED BY EASEMENT...................................................................7
   5.3 RIGHTS-OF-WAY TO BE ACQUIRED BY PERMIT.....................................................................7
   5.4 CONDEMNATION...............................................................................................7
   5.5 DUE DILIGENCE..............................................................................................7
   5.6 RIGHTS-OF-WAY COSTS AND EXPENSES...........................................................................8
   5.7 RIGHTS-OF-WAY ON FINA AND OWNER PROPERTY...................................................................8
   5.8 COMMON CARRIER.............................................................................................8

SECTION 6 THE WORK AND CHANGES IN THE WORK........................................................................8

   6.1 THE WORK...................................................................................................8
   6.2 TITLE TO THE WORK AND RISK OF LOSS.........................................................................9
   6.3 STANDARDS FOR MATERIALS....................................................................................9
   6.4 CHANGES IN THE WORK........................................................................................9

SECTION 7 CONTRACTOR'S GENERAL DUTIES, STATUS, REPRESENTATIONS AND WARRANTIES....................................10

   7.1 CONTRACTOR'S GENERAL OBLIGATIONS..........................................................................10
   7.2 PROJECT SCHEDULE..........................................................................................10
   7.3 CHECKING MATERIALS........................................................................................11
   7.4 PAYMENT OF CLAIMS.........................................................................................11
   7.5 PAYMENT OF TAXES..........................................................................................12
   7.6 CONTRACTOR'S CHIEF INSPECTOR..............................................................................12
   7.7 PERMITS, FEES, NOTICES, TESTS AND INSPECTIONS.............................................................12
   7.8 COMPLIANCE WITH LAWS......................................................................................12
   7.9 SAFETY AND SECURITY.......................................................................................12
   7.10 CLEANING UP..............................................................................................13

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
   7.11 NON-CONFORMING WORK......................................................................................14
   7.12 AS-BUILT SURVEYS AND RECORD DRAWINGS.....................................................................14
   7.13 AS-BUILT DOCUMENTATION...................................................................................14
   7.14 CERTAIN OBLIGATIONS OF CONTRACTOR FOLLOWING COMPLETION...................................................14
   7.15 CERTAIN REPRESENTATIONS..................................................................................15
   7.16 CONTRACTOR'S OBLIGATIONS.................................................................................15

SECTION 8 COMMENCEMENT AND COMPLETION............................................................................16

   8.1 COMMENCEMENT OF WORK......................................................................................16
   8.2 COMPLETION................................................................................................16
   8.3 LIQUIDATED DAMAGES AND COMPLETION BONUS...................................................................16
   8.4 FORCE MAJEURE.............................................................................................17
   8.5 OWNER'S OBLIGATIONS.......................................................................................18
   8.6 TIME OF THE ESSENCE.......................................................................................19

SECTION 9 CONTRACT SUM...........................................................................................19

   9.1 CONTRACT SUM..............................................................................................19
   9.2 UNIT PRICES...............................................................................................19

SECTION 10 SUBCONTRACTS AND OTHER AGREEMENTS.....................................................................19

   10.1 OBLIGATION TO SUBCONTRACT................................................................................19
   10.2 RIGHT TO SUBCONTRACT.....................................................................................19
   10.3 SUBCONTRACTOR RELATIONS..................................................................................19
   10.4 SUBCONTRACTOR AND SUPPLIERS WARRANTIES...................................................................20

SECTION 11 APPLICATIONS FOR PAYMENT..............................................................................20

   11.1 APPLICATIONS FOR PAYMENT.................................................................................20
   11.2 RETAINAGE................................................................................................21
   11.3 OWNER'S RIGHT TO WITHHOLD APPROVAL.......................................................................21

SECTION 12 PAYMENTS TO CONTRACTOR................................................................................21

   12.1 OWNER'S REVIEW AND OBLIGATION TO FUND....................................................................21
   12.2 FINAL PAYMENT............................................................................................22
   12.3 NO WAIVER OF DEFECTS.....................................................................................22
   12.4 OWNER NOT REQUIRED TO SEE TO PROPER APPLICATION OF PAYMENTS..............................................22
   12.5 OWNER'S LIMITED RIGHT TO PAY SUBCONTRACTORS DIRECTLY.....................................................22

SECTION 13 ACCOUNTING RECORDS....................................................................................22


SECTION 14 INSURANCE.............................................................................................23

   14.1 CONTRACTOR'S INSURANCE...................................................................................23
   14.2 TERM OF INSURANCE, CERTIFICATES AND ENDORSEMENTS.........................................................24
   14.3 VENDOR'S/SUBCONTRACTOR'S INSURANCE.......................................................................24
   14.4 VIOLATION OF POLICY CONDITIONS...........................................................................24
   14.5 WAIVER OF CLAIMS.........................................................................................24
   14.6 CORPORATE GUARANTEE......................................................................................25

SECTION 15 INDEMNITY.............................................................................................25

   15.1 CONTRACTOR INDEMNITY.....................................................................................25
   15.2 OWNER INDEMNITY..........................................................................................26
   15.3 OTHER PROVISIONS; SURVIVAL...............................................................................26

SECTION 16 TERMINATION, STOPPAGE OF WORK, OWNER'S RIGHT TO CARRY OUT WORK........................................26

   16.1 TERMINATION BY OWNER WITH CAUSE..........................................................................26

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
   16.3 TERMINATION BY CONTRACTOR WITH CAUSE.....................................................................27
   16.2 OWNER'S RIGHTS UPON TERMINATION OF AGREEMENT.............................................................28
   16.4 STOPPAGE OF WORK.........................................................................................28
   16.5 OWNER'S RIGHT TO CARRY OUT THE WORK......................................................................29

SECTION 17 OWNERSHIP OF DOCUMENTS AND PATENT INFRINGEMENT........................................................29

   17.1 OWNERSHIP OF DOCUMENTS...................................................................................29
   17.2 DELIVERY OF WORK PRODUCT.................................................................................30
   17.3 PATENT INFRINGEMENT......................................................................................30
   17.4 SPECIFIC ENFORCEMENT.....................................................................................30

SECTION 18 ADDITIONAL RIGHTS AND OBLIGATIONS.....................................................................30

   18.1 RIGHT TO LET ADDITIONAL CONTRACTS........................................................................31
   18.2 OWNER'S RIGHT TO ACCESS WORK.............................................................................31
   18.3 WETLANDS.................................................................................................31

SECTION 19 MISCELLANEOUS PROVISIONS..............................................................................31

   19.1 ENTIRE AGREEMENT.........................................................................................32
   19.2 CONTROLLING LAW..........................................................................................32
   19.3 NON-WAIVER...............................................................................................32
   19.4 NON-INVALIDITY...........................................................................................32
   19.5 NOTICES..................................................................................................32
   19.6 UNDEFINED TERMS..........................................................................................32
   19.7 ATTORNEYS FEES...........................................................................................32
   19.8 ASSIGNMENT...............................................................................................32
   19.9 CONTRACTOR AUTHORITY.....................................................................................33
   19.10 OWNER AUTHORITY.........................................................................................33
   19.11 EXHIBITS................................................................................................33
   19.12 WAIVER OF JURY TRIAL....................................................................................33

APPENDIX A.......................................................................................................34


LIST OF EXHIBITS.................................................................................................38


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                     AGREEMENT BETWEEN OWNER AND CONTRACTOR

                                (STIPULATED SUM)

         THIS AGREEMENT BETWEEN OWNER AND CONTRACTOR (STIPULATED SUM) (this "Agreement") made and entered into on this 4th day of February 1999, by and between TE Products Pipeline Company, Limited Partnership, a Delaware limited partnership ("Owner"), and Eagleton Engineering Company, a Texas corporation ("Contractor");

                                   WITNESSETH:

         WHEREAS, Owner intends to engage a qualified engineer and contractor to design and construct, on a turnkey all inclusive basis, (i) a 12-inch diameter bidirectional pipeline system to transport propylene from Port Arthur, Texas to Mont Belvieu, Texas, (ii) a 12 inch diameter bidirectional pipeline system to transport ethylene between Port Arthur, Texas and Mont Belvieu, Texas, (iii) a 12 inch diameter bidirectional pipeline system to transport natural gasoline between Port Arthur, Texas and Mont Belvieu, Texas, and (iv) a 12-inch diameter unidirectional ethylene pipeline lateral with meter to Union Carbide's plant near Port Arthur, Texas; and

         WHEREAS, Contractor has represented to Owner that Contractor has both the real estate, engineering and construction skills and expertise to acquire all necessary rights-of-way and to design and construct such pipeline systems to the performance standards set forth in this Agreement and otherwise in accordance with the terms and requirements set forth in this Agreement; and

         WHEREAS, based on the foregoing representations and the other representations hereinafter set forth, Owner desires to engage Contractor, and Contractor desires to accept Owner's engagement, to acquire all necessary rights-of-way and to design and construct such pipeline systems to the performance standards set forth in this Agreement and to perform all other obligations set forth in this Agreement.

         NOW THEREFORE, based on the foregoing premises and the covenants, promises, representations and warranties set forth in this Agreement, Owner and Contractor agree as follows:

SECTION I         DEFINED TERMS; INTERPRETATION

1.1 Definitions. Unless the context otherwise requires, the respective terms defined in Appendix A attached hereto and incorporated herein shall, when used in this Agreement, have the respective meanings specified in Appendix A, with each such definition of a term being equally applicable to the singular and the plural forms of the term so defined.

1.2 References. Gender, Number. All references in this Agreement to a "Section," "subsection", "Appendix" or "Exhibit" shall be to a Section, subsection, Appendix or Exhibit of this Agreement, unless the context requires otherwise. Unless the context otherwise requires, the


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words "this Agreement," "hereof," "hereunder," "herein," "hereby," or words of similar import shall refer to this Agreement as a whole and not to a particular Section, subsection, Appendix, Exhibit, clause or other subdivision hereof. Whenever the context requires, the words used herein shall include the masculine, feminine and neuter gender, and the singular and the plural.

1.3 Interpretation. It is expressly agreed that this Agreement shall not be construed against any Party, and no consideration shall be given or presumption made, on the basis of who drafted this Agreement or any particular provision hereof or who supplied the form of this Agreement. Each Party agrees that this Agreement has been purposefully drawn and correctly reflects its understanding of the transaction that this Agreement contemplates. In construing this
Agreement:

         (a) Examples shall not be construed to limit, expressly or by implication, the matter they illustrate;

         (b) The word "included" and its derivatives means "includes, but is not limited to" and corresponding derivative expressions;

         (c) A defined term has its defined meaning throughout this Agreement, regardless of whether it appears before or after the place where it is defined; and

         (d) The headings and titles herein are for convenience only and shall have no significance in the interpretation hereof.


SECTION 2         INDEPENDENT CONTRACTOR

2.1 Independent Contractor Status. Owner hereby engages Contractor as an independent contractor, and Contractor hereby accepts Owner's engagement as an independent contractor, to perform all of the obligations of Contractor specified in this Agreement.

2.2 Contractor Responsible for Means, Methods and Procedures. It is expressly understood and agreed that in the performance of its obligations under this Agreement, Contractor is and shall at all times be an independent contractor and is and shall be solely responsible for the means, methods and procedures by which to perform its obligations under this Agreement. Contractor, as an independent contractor, shall be solely responsible for its employees and equipment. Except as contemplated by Section 5, neither Contractor nor its employees shall at any time represent to any third party that Contractor or any of its employees is the agent, representative, employee or servant of Owner.

2.3 Contractor's Employees not Owner's Employees. Under no circumstances shall Contractor's employees be considered employees of Owner, and Contractor shall take all steps necessary to ensure that Contractor's employees are not employees of Owner. Contractor acknowledges that Owner will not make any payments on behalf of Contractor or Contractor's employees for the purposes of the Federal Insurance Contribution Act, the Social Security Act or the Federal Unemployment Tax Act. Contractor further acknowledges that Contractor is


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responsible for its employees and for all self employment taxes, federal income taxes and any other taxes (as well as the filing of all returns relating thereto) which are to be paid in respect of, or withheld from amounts payable to Contractor's employees.

2.4 No Entitlement to Owner's Employee Benefits. Contractor agrees and understands that Contractor and Contractor's employees shall not be considered employees of Owner with respect to employee benefits paid by Owner to its employees.


SECTION 3         DESIGN, CONSTRUCTION AND PERFORMANCE REQUIREMENTS

3.1 Design and Engineering Services. In addition to Contractor's construction obligations under this Agreement and the Contract Documents, Contractor shall provide all design and engineering services needed to fully define the Pipeline Systems and to cause the Pipeline Systems, as designed and engineered, to comply with the Completion Requirements and to operate in accordance with the Performance Requirements. Such design and engineering services shall include but not be limited to the services described in Exhibit 3.1 attached hereto.
All such services shall be performed in accordance with the Project Schedule.

3.2 Description of and Obligation to Construct Project. Subject to the terms and conditions of this Agreement, Contractor hereby agrees to construct, fabricate, install and erect, on a turnkey all inclusive basis, three pipeline systems (the "Pipeline Systems") and certain ancillary facilities conforming to the requirements of this Agreement and all other Contract Documents, as follows:

         (i) A 12.75 inch outside diameter ANSI 900 bidirectional pipeline (the "Propylene Pipeline") approximately 66 miles in length, terminating immediately inside the southwest corner property line of the Port Arthur Plant and the property line of the Mont Belvieu South Terminal, to be used to transport propylene from Port Arthur, Texas to Mont Belvieu, Texas along the route described in Exhibit 3.2(a), or deviations therefrom approved by Owner in accordance with subsection 5.1. Such pipeline system will include meter facilities at each end and shall be designed in accordance with the Piping Flow Diagram found in Exhibit 3.2(b-1) and general isometric layouts found in Exhibits 3.2(c-1) and 3.2(c-2); and

         (ii) A 12.75 inch outside diameter ANSI 900 bidirectional pipeline (the "Ethylene Pipeline") approximately 66 miles in length, terminating immediately inside the southwest corner property line of the Port Arthur Plant and the property line of the Mont Belvieu South Terminal, to be used to transport ethylene between Port Arthur, Texas, and Mont Belvieu, Texas, along the route described in Exhibit 3.2(a) or deviations therefrom approved by Owner in accordance with subsection 5.1, and shall include a 12.75 inch outside diameter pipeline lateral with meter that ties into Union Carbide's Port Arthur plant facility. Such pipeline system will include meter facilities at each end and shall be designed in accordance with the Piping Flow Diagram found in Exhibit 3.2(b-2) and general isometric layouts found in Exhibits 3.2(c-1) and 3.2(c-3); and

         (iii) A 12.75 inch outside diameter ANSI 900 bidirectional pipeline (the "Natural Gasoline Pipeline") approximately 66 miles in length, terminating immediately inside the


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southwest corner property line of the Port Arthur Plant and the property line of the Mont Belvieu South Terminal, used to transport natural gasoline between Mont Belvieu, Texas, and Port Arthur, Texas along the route described in Exhibit 3.2(a) or deviations therefrom approved by Owner in accordance with subsection
5.1. Such pipeline system will include meter facilities at each end and shall be designed in accordance with the Piping Flow Diagram found in Exhibit 3.2(b-3) and general isometric layout found in Exhibit 3.2(c-1) and Exhibit 3.2(c-4); and

         (iv) All other components and installations required by the Contract Documents or as necessary to cause the Pipeline Systems to be completed in accordance with the Completion Requirements and to operate and perform in accordance with the Performance Requirements.

The Propylene Pipeline, Ethylene Pipeline and Natural Gasoline Pipeline will conform to and be designed, engineered, fabricated, constructed and installed in accordance with the requirements of the Contract Documents, including the requirements of Exhibit 3.2(d) respectively, and all Applicable Laws. The Pipeline Systems together with all such other components, installations and interests described in this subsection 3.2, as more fully described above and in the Contract Documents, are herein sometimes referred to as the "Project".

3.3      Performance Requirements.

         (a) The Propylene Pipeline, Ethylene Pipeline and Natural Gasoline Pipeline will be designed, engineered and constructed to meet the performance criteria set forth in Exhibits 3.2(b-1), 3.2(b-2), 3.2(b-3), 3.2(c-1), 3.2(c-2),
3.2 (c-3), 3.2(c-4) and 3.2(d).

         (b) The Pipeline Systems, when completed, will be capable of operating in accordance with all Applicable Laws and all performance and operational requirements set forth in this Agreement.

         (c) Contractor shall require each equipment vendor to design its equipment in accordance with Applicable Laws and to warrant that such equipment, when installed and operated in accordance with the equipment specifications, will operate in accordance with Applicable Laws and all performance and operational requirements set forth in this Agreement.

The requirements set forth in paragraphs (a), (b) and (c) preceding are herein collectively referred to as the "Performance Requirements".

3.4      Completion Requirements.

         (a) Upon completion of construction of the Pipeline Systems, Contractor shall test the Pipeline Systems in accordance with and in satisfaction of the acceptance testing procedures and requirements set forth in Exhibit 3.4(a). In addition to the notice requirements set forth in paragraph (d) of subsection 7.7, Contractor shall give Owner not less than 4 days notice prior to such tests. Contractor shall provide to Owner certified copies of the results of any such test as soon as practicable after its completion.


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         (b) Contractor shall complete the Project and perform the Work in a good and workmanlike manner, and in accordance with the Contract Documents, all Applicable Laws and normal industry standards applicable to the construction of the Project or performance of the Work (including ANSI/ASME B31.4, Liquid Transportation Systems for Hydrocarbons, Liquid Petroleum Gas, Anhydrous Ammonia and Alcohols).

The requirements (including the passing of the tests set forth in Exhibit 3.4(a)) set forth in paragraphs (a) and (b) preceding are herein collectively referred to as the "Completion Requirements". Any Work not completed in accordance with the Completion Requirements or not capable of being operated in accordance with the Performance Requirements will be considered defective and Owner shall have the right to require such defective Work to be corrected in accordance with subsection 7.11(a).


SECTION 4         CONTRACT DOCUMENTS AND INTERPRETIVE RULES

4.1 Contract Documents. The "Contract Documents" shall collectively mean and consist of (i) this Agreement, including all Exhibits, (ii) the Drawings and Specifications, (iii) the waivers executed and delivered by Contractor pursuant to subsection 12.2, (iv) the Parent Guaranty and (v) all Change Orders. The Contract Documents represent the entire and integrated agreement between the Parties and supersede prior negotiations, representations or agreements, written or oral.

4.2 Documents at Project Site. Contractor shall maintain at its office at the Project Site, for Owner's benefit and review, one record copy of the Drawings and Specifications, Change Orders and other modifications to the Contract Documents, in good order, and marked currently to record changes and selections made during construction. Promptly after execution of the Contract Documents, Contractor shall prepare an initial set of drawings and specification for the Project for Owner's review and comment. After receipt of Owner's comments, Contractor shall promptly prepare the final Drawings and Specifications incorporating such comments, to the extent such comments will not cause a failure to meet the Completion Requirements and Performance Requirements. By submission of the final Drawings and Specifications to the Owner, Contractor represents and warrants to Owner that the Project can be constructed and installed in accordance with the Drawings and Specifications to meet or exceed the Completion Requirements and the Performance Requirements.

4.3 Interpretive Rules and Resolution of Conflicts Among Contract Documents.

         (a) Unless otherwise stated in the Contract Documents, words which have generally recognized technical or construction industry meanings are used in the Contract Documents in accordance with such recognized meanings.

         (b) Large-scaled drawings shall control over smaller-scaled drawings, figured dimensions on the drawings shall control over scaled dimensions and noted materials shall control over graphic representations. Notwithstanding the foregoing provisions, where a conflict exists


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within or between parts of the Contract Documents, or between the Contract
Documents and Applicable Laws, or between Applicable Laws themselves, the more stringent or higher quality requirements shall apply.

         (c) Where "as shown," "as indicated," "as detailed," or words of similar import are used, it shall be understood that reference to the Drawings and Specifications is made unless otherwise stated.

         (d) As used in the Contract Documents, "provide" shall be understood to mean "provide complete in place," that is, to furnish, fabricate, deliver, install, and erect, including all materials, services, and expenses necessary to complete in place, ready for operation or use. The use of the term "as required" means as prescribed by the Contract Documents. The use of the term "as necessary" in the Contract Documents means all action essential to the completion of the Work or applicable portion thereof. The use of the term "day" in the Contract Documents means calendar day. The use of the term "holiday" in the Contract Documents means any day recognized by national banks in Houston, Texas as a holiday.

         (e) In the interest of brevity, the Contract Documents frequently omit modifying words such as "all" and "any" and articles such as "the" and "all," but the fact that a modifier or an article is absent from one statement and appears in another is not intended to affect the interpretations of such statement.

         (f) Whenever a notice time period or approval time period appears in the Contract Documents and such time period ends on a Saturday, Sunday or holiday, such time period shall be extended to the next Business Day.


SECTION 5         ACQUISITION OF RIGHTS-OF-WAY

5.1      Obligation to Acquire Rights-of-Way.

         (a) Contractor shall use its Best Efforts necessary to obtain valid and enforceable easements and permits (separately and collectively referred to as "Rights-of-Way") along the anticipated route of the Pipeline Systems described in Exhibit 3.2(a) (such anticipated route, the "Projected Pipeline Rights-of-Way"). Should Owner object to a pipeline route or right-of-way intended to be used by Contractor, Owner will be responsible for any additional costs in obtaining the alternative Rights-of-Way plus all increases in associated costs for materials, construction and engineering services. Owner and Contractor shall execute a Change Order with respect to such alternative Rights-of-Way and additional or increased costs in accordance with subsection 6.4.

         (b) Contractor shall perform a title search of 20 years or to the last conveyance, whichever is greater, on each property through which Contractor will obtain Rights-of-Way. Contractor in the performance of its obligations under this Section 5 shall use experienced right-of-way agents that are licensed or registered with the Texas Real Estate Commission.


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5.2 Rights-of-Way to be Acquired by Easement. All Rights-of-Way shall be acquired by easement except as provided in subsections 5.3 and 5.4. Each such easement shall be granted by the landowner to Owner upon the form of easement attached hereto as Exhibit 5.2 or such modified form as is approved by Owner. Contractor shall use its Best Efforts to secure free assignability of any such easement.

5.3 Rights-of-Way to be Acquired by Permit. Contractor shall acquire permits where necessary. Contractor shall obtain title data supporting each permit, if privately owned property is involved. Owner shall have an opportunity to participate in the meetings between Contractor and permitting agencies or companies. Owner shall review and approve any application, agreement and permit submitted to an agency or landowner regarding the acquisition of any Rights-of-Way. Contractor shall consult with Owner regarding issues of concern or objections raised by any governmental agency or landowner regarding the issuance of a permit. Contractor and Owner shall collectively identify alternatives and planning contingencies regarding any issues concerning the permitting process. All permits or agreements shall, if reasonably possible, be acquired as perpetual or paid up term. Contractor shall use its Best Efforts to secure free assignability of any such permit.

5.4 Condemnation. In the event that Contractor, after exercising its Best Efforts, is unable to acquire any Rights-of-Way from a landowner, Contractor shall fully advise Owner of the situation and furnish to Owner the following information:

         (1) The terms and monetary consideration that landowner has last advised Contractor would be acceptable;

         (2) The terms and monetary consideration that Contractor made to landowner as the last offer; and

         (3) If Owner elects to condemn any property, a condemnation appraisal for the proposed Rights-of-Way performed by a qualified third party appraiser.

Based on the information furnished by Contractor, Owner shall make the decision whether to accept the landowner's terms and monetary consideration demands, or to exercise Owner's right of eminent domain to condemn the landowner's property for the easement. In the event Owner elects to proceed with such condemnation action, Contractor shall subject to subsection 5.6 be responsible for all costs and expenses, including but not limited to attorneys' and appraisers fees, associated with the condemnation action and any award to the landowner as a result thereof. Notwithstanding the foregoing sentence, Owner shall be responsible for all costs and expenses in any condemnation action, including attorneys' fees, associated with Owner establishing its right of eminent domain as a common carrier under Vernon's Ann. Civ. St. art. 6132a-1 Sec. 1.09(c).

5.5 Due Diligence. Prior to the acquisition of any portion of the Pipeline Rights-of-Way, Contractor shall perform such due diligence as is necessary to determine that such portion of the Pipeline Rights-of-Way will not be subordinate to any mortgage,


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deed of trust or other security agreement, or if such portion of the Pipeline
Rights-of-Way will be subordinate to a mortgage, deed of trust or other security agreement, Contractor will make Best Efforts to obtain a subordination agreement from the holder of such mortgage, deed of trust or other security agreement.

5.6 Rights-of-Way Costs and Expenses. Subject to the penultimate and last sentences of subsection 5.1(a) and the last sentence of subsection 5.4, Contractor shall be responsible for all Rights-of-Way Costs and Expenses up to and including $16.6 million, which includes $471,000 as a lump sum amount for post-construction activities, subject to reduction pursuant to the provisions of subsection 5.7. All Rights-of-Way Costs and Expenses in excess of $16.6 million shall be the responsibility of Owner. The method of payment of easement consideration and damage consideration shall be subject to the mutual agreement of Owner and Contractor.

5.7 Rights-of-Way on Fina and Owner Property. The monetary level of $16.6 million set forth in subsection 5.6 and the Contract Sum shall both be reduced by an amount determined by multiplying $1,500 times the number of Rods that the Pipeline System is located on property owned by Owner, Fina or any affiliate of either and for which Contractor does not have to pay for any easements or permits to cross such property other than de minimis amounts to Fina or its affiliates.

5.8 Common Carrier. Owner shall promptly make all appropriate T-4 filings and any other filings with the Commission with respect to its intention to operate as a common carrier pipeline, and furnish Contractor with copies of same. In addition, it shall be Owner's sole decision to exercise any eminent domain powers to obtain Rights-of-Way. Where Owner does decide to initiate a condemnation proceeding, Owner will effect the quick take procedures available under Applicable Laws.


SECTION 6         THE WORK AND CHANGES IN THE WORK

6.1 The Work. Contractor shall provide and/or perform the "Work", which means
(i) all materials, systems, equipment and other installations becoming a part of the Project pursuant to the Contract Documents (sometimes collectively referred to as "Materials"), (ii) all other materials, supplies, apparatus, implements, tools, equipment, sanitary facilities and other facilities not included in part
(i) preceding and necessary in the construction of the Project, (iii) all labor, supervision, transportation, utilities, storage and other services (sometimes collectively referred to as "Services") required in the construction of the Project, (iv) all cutting and fitting required to complete the Work or make its parts fit together properly, (v) all other acts and all other things reasonably necessary to construct the Project in accordance with the Contract Documents, including all work expressly specified therein, save and except only such items of work as are specifically stated in the Contract Documents not to be obligations of Contractor, (vi) all other obligations of Contractor under this Agreement or any other Contract Documents, and (vii) any other work or services described in this Agreement or any other Contract Documents as a part of the Work.

6.2      Title to the Work and Risk of Loss.

         (a) Title to all Work shall pass to Owner simultaneously with payment (other than the permitted 5% retainage) to Contractor for such Work, and Contractor will take all necessary actions to ensure that such Work shall be free and clear of all encumbrances, other than those created by Owner. Notwithstanding the preceding sentence, if Contractor is not paid for Work due to Owner's withholding payments as permitted under subsection 11.3, then title to such Work shall be deemed to have passed to Owner simultaneously with passage of title thereof to Contractor.

         (b) All Work shall be kept free and clear of all liens and security interests other than those created by Owner. No Materials covered by an Application for Payment will be acquired by Contractor, a Subcontractor or any other Person performing Work subject to an agreement under which an interest therein or an encumbrance is retained by the seller or granted by Contractor, such Subcontractor or such other Person.

         (c) Notwithstanding the provisions of paragraph (a), Contractor shall bear the risk of loss of all Materials until the Final Completion Date.

6.3 Standards for Materials. Contractor shall purchase, expedite and control all Materials. Contractor warrants that all Materials shall be new and of high quality, meet industry standards, be fit for the intended use and purpose to meet all requirements of the Drawings and Specifications and Applicable Laws.

6.4 Changes in the Work. Owner may request changes in the Work by giving Contractor a written request (a "Proposal Request") setting forth in detail the nature of the change in the Work requested (the "Change Work"). Upon receipt of a Proposal Request, Contractor shall promptly (but not later than 5 days after receipt of the Proposal Request or such longer period of time reasonably agreed to by Owner) return to Owner a written proposal (a "Change Order Proposal") setting forth in detail, with a suitable breakdown by trades and work classifications, a stipulated sum proposed as an adjustment to the Contract Sum for the performance of the Change Work, with a proposed adjustment to the Projected Final Completion Date resulting from such Proposal Request. In all events (i) the stipulated sum set forth in a Change Order Proposal shall not incorporate profit for Contractor in excess of 10 percent of the actual cost of the materials for Contractor covered by the Change Order Proposal and overhead and profit for Contractor in excess of 10 percent of the cost of such difference attributable to Change Work performed by Subcontractors, (ii) all labor costs of Contractor's forces included in the Change Order Proposal will be based on the wage rate schedule attached hereto as Exhibit 6.4(a) and (iii) to the extent applicable, all Material costs shall be based on prices paid by Contractor. Each Change Order Proposal shall be accompanied by appropriate data acceptable to Owner supporting such estimate, including but not limited to bids, cost estimates, wage schedules and applicable Unit Prices. When the Change Work involves both new work not originally required under the Contract Documents and replacement or obviation of previously planned Work, Contractor shall break down the stipulated sum contained in its Change Order Proposal to show both the additional compensation bid for the new Work and the credit allowed for the replaced or obviated Work. If Owner approves Contractor's Change Order Proposal, which approval must be given within 5 days of Owner's receipt of such proposal, Owner will issue and Contractor will execute and accept a written modification on the form attached hereto as Exhibit 6.4(b) (a "Change Order") directing Contractor to perform Work and the Contract Sum and Projected Final Completion Date shall be adjusted as set forth in such Change Order. If Owner does not approve, Contractor shall be paid for time required to prepare the proposal and will have no further obligation with regard to the Change Work.


SECTION 7 CONTRACTOR'S GENERAL DUTIES, STATUS, REPRESENTATIONS AND WARRANTIES

7.1 Contractor's General Obligations. Contractor covenants with Owner to furnish its best skill and judgment in its performance of the Work. Contractor covenants with Owner to furnish efficient business administration and superintendence to cause the Work to be performed in strict accordance with the Contract Documents, to furnish at all times all Materials and Services as and when required or needed in order to timely complete the Work as required hereunder, and to perform the Work in a good and workmanlike manner. Contractor shall enforce strict discipline and good order among Contractor's employees and others carrying out the Work. Contractor shall not permit employment of any unfit individual not skilled in the tasks assigned to them. Contractor shall be solely responsible for and shall have control over construction means, methods, techniques, sequences and procedures, and for coordinating all portions of the Work. As general contractor for the Project, Contractor shall perform all necessary acts to accomplish the following:

         (a) The avoidance of conflicts among the various trades;

         (b) The efficient organization of construction activities, including location and size of activities, location and size of storage areas, staging areas and field offices, traffic patterns, delivery schedules, hoisting, safety and the like;

         (c) Efficient scheduling of the Work to be performed by Subcontractors to avoid inefficient or unsafe performance of the Work performed by Subcontractors and to ensure that the progress of the Work conforms to the Project Schedule; and

         (d) Scheduling, coordinating and chairing a project meetings at least once monthly, each of which project meetings shall be attended by Contractor's project manager, the pipeline Subcontractor's project superintendent when construction is in progress and others as deemed necessary, along with one or more representatives of Owner.

7.2      Project Schedule.

         (a) Contractor, within 5 days after execution of this Agreement, shall prepare and submit for Owner's information and approval a schedule in the form of a Gantt bar chart and a detailed CPM Network schedule (as same may be revised from time to time, the "Project Schedule") for the Work. The Project Schedule shall incorporate the Projected Final Completion Date. In addition, Contractor shall, at the request of Owner, deliver the following information:

                  (i) Schedule of activities by major project element;

                  (ii) Activities listed by early start date for each major project element;

                  (iii) A schedule of production of Drawings and Specifications and other documents required for the award of Subcontracts and contracts of sub-subcontractors (providing for appropriate periods for review, which periods shall not exceed ten days where practicable);

                  (iv) Vendor's list approved by Owner.

                  (v) A listing of all long lead-time items and a schedule for the acquisition; and delivery of such items; and

                  (vi) A detailed schedule of the periods during which each Subcontractor's work will be performed.

         (b) The Project Schedule shall take into consideration such matters as design services, Owner activities, governmental approvals and the like. Contractor and each Subcontractor under a major trade or procurement Subcontract shall cooperate fully and provide detailed information as required in order to achieve the most logical schedule for the Project that will be acceptable to Owner and Contractor.

         (c) Contractor, in cooperation with Owner, and Subcontractors under major trade or procurement Subcontracts, will continuously monitor and shall revise and update monthly the Project Schedule, provided that the Projected Final Completion Date shall be adjusted only as expressly permitted in the Contract Documents. The Project Schedule shall be further revised or expanded to provide more detailed information concerning the time requirements for all elements of the Project as such information is developed by Contractor and approved by Owner.

         (d) Contractor shall to the extent necessary, provide expediting services to ensure that materials and equipment are delivered in accordance with the Project Schedule.

         (e) Contractor shall prepare semi-monthly Project progress reports in accordance with Exhibit 7.2(e-1) and Exhibit 7.2(e-2) showing Project related activities and Project status. Such Project progress reports shall reflect activities and progress for the previous 14 day period.

7.3 Checking Materials. Contractor shall inventory, check, inspect and approve all Materials received during the performance of the Works.

7.4 Payment of Claims. Contractor will pay promptly all amounts for Materials and Services furnished in the performance of the Work and any and all other valid claims arising out of the performance of the Work hereunder. Contractor will allow no lien or charge to become fixed upon the Project or any portion thereof or the Pipeline Rights-of-Way, unless such lien or charge shall be created by Owner.

7.5 Payment of Taxes. Contractor shall pay sales, consumer, use and similar taxes incurred in the performance of the Work or portion thereof.

7.6 Contractor's Chief Inspector. Contractor shall employ a competent chief inspector and necessary assistants who shall be in attendance at the Project Site during the performance of the Work. Such chief inspector shall represent Contractor, and written communications from Owner given to such chief inspector shall be as binding as if given to Contractor. Owner and other entities designated by Owner, shall have the right, but not the obligation, to have one or more inspectors in attendance at any Project Site, provided such inspectors shall not interfere with the performance of the Work.

7.7 Permits, Fees, Notices, Tests and Inspections.

         (a) Contractor shall secure and pay for any construction or building permits and other permits and governmental fees, licenses and inspections necessary for proper execution and completion of the Work.

         (b) Contractor shall give all notices required by Applicable Laws.

         (c) Contractor shall be responsible for ascertaining that the Contract Documents are in compliance with Applicable Laws.

         (d) Contractor shall be responsible for arranging, scheduling and making any and all tests required by Applicable Laws or the Contract Documents. Contractor shall provide Owner with not less than 4 Business Days notice before conducting any pipeline test in order to allow Owner to have one or more representatives present during the conduct of such test.

         (e) Contractor shall provide comprehensive visual and other inspection of all aspects of line pipe manufacture.

7.8 Compliance with Laws. In addition to complying with and constructing the Project in accordance with Applicable Laws, Contractor shall comply with each and every federal, state, county, city, and municipal laws, codes, statutes, rules, regulations and orders applicable to Contractor or its operations conducted under the Contract Documents.

7.9 Safety and Security.

         (a) Contractor covenants, warrants and represents that all Work performed hereunder shall be conducted in accordance with safety standards and procedures provided for under Applicable Laws and industry standards.

         (b) Without in any way limiting paragraph (a) preceding, Contractor shall erect and maintain, as required by existing conditions and performance of the Work, safeguards for safety and protection of persons and property on the Pipeline Rights-of-Way, other portions of the Project Site, and property adjacent to the Pipeline Rights-of-Way and other portions of the Project Site, including posting danger signs and other hazard warnings, promulgating safety regulations and notifying owners and users of any land within or adjacent to the Pipeline Rights-of-Way of the existence of any dangerous conditions created by the performance of the Work.

         (c) When use or storage of explosives or other hazardous materials or equipment or unusual methods are necessary for execution of the Work, Contractor shall exercise utmost care and carry out such activities under the supervision of properly qualified personnel.

         (d) Contractor shall designate a responsible member of the Contractor's organization whose duty shall be to use Best Efforts to prevent accidents in the performance of the Work. This person may be Contractor's superintendent.

         (e) Contractor shall be responsible for the security of the Work, the Project Site and all Materials stored at the Project Site or at any other location by Contractor with the consent of Owner. Contractor shall be responsible for all direct losses and expenses incurred by reason of failure to maintain reasonable security at the Project Site or at the location where Materials are stored, and such expenses incurred shall not increase the Contract Sum. Contractor shall comply with all reasonable security requirements of Owner.

         (f) Contractor shall use Best Efforts to protect all completed and partially completed Work located on the Project Site from loss and damage, including theft or damage by weather and, if necessary, shall provide suitable shelter therefor.

         (g) Without limiting the generality of Contractor's safety obligations under this subsection 7.9, Contractor shall take all reasonable safety precautions and comply with all Applicable Laws to prevent damage, injury and loss to person and property resulting from the excavation and filling of, and performance of Work within, trenches during construction and installation of the Project, including the design and construction of sound trench safety and earth retention systems. Specific reference is made to (i) the Occupational Safety and Health Standards-Excavation, 54 Fed. Reg. 45,894 (1989) (codified at 29 C.F.R. Sections 1926.650-1926.652), and (ii) any and all special shoring requirements of the State of Texas, though such references are not intended to be an exhaustive listing of all Applicable Laws governing trench safety.

7.10 Cleaning Up. Contractor shall keep all areas within which it performs any portion of the Work in a safe condition and free from accumulation of waste material and shall satisfy any reasonable requests of Grantors of pipeline rights-of-way concerning clean-up of rights-of-way. Without limiting the foregoing, Contractor shall be responsible for performing such cleanup work within and adjacent to the Pipeline Rights-of-Way as is necessary to comply with the requirements of any instrument conveying or permitting a portion of the Pipeline Rights-of-Way to Owner. Upon the completion of the Work, Contractor shall remove from and about the Pipeline Rights-of-Way and all other areas within which any portion of the Work is performed all waste materials, rubbish, Contractor's tools, construction equipment, machinery and surplus Materials. If Contractor fails to perform any of its cleanup obligations, Owner may perform same and charge the cost thereof to Contractor.

7.11     Non-Conforming Work.

         (a) Contractor warrants and represents that it shall promptly correct Work which does not conform to the requirement of the Contract Documents, the Completion Requirements or the Performance Requirements and of which Contractor receives written notice on or at any time before the first anniversary of the Final Completion Date. Contractor shall bear all costs of correcting such nonconforming and defective Work, including necessary disassembly, transportation, reassembly, additional testing and inspection and other expenses incurred as a result of the defective Work. The warranty contained herein shall survive acceptance of the Work by Owner and final payment.

         (b) If Contractor fails to correct non-conforming or defective Work that Contractor is required to correct under subsection 7.11(a) within a reasonable time, Owner may correct such non-conforming or defective Work at Contractor's expense.

         (c) If Owner prefers to accept non-conforming Work that Contractor is required to correct under subsection 7.11(a), Owner may do so instead of requiring its correction if Contractor agrees, in which case the Contract Sum will be reduced as mutually agreed. Such adjustment shall be effected whether or not final payment has been made, and if final payment has been made, Contractor shall pay to Owner the amount of such adjustment within 30 days after demand therefor.

7.12 As-Built Surveys and Record Drawings. Within 30 days after the Final Completion Date, Contractor shall deliver to Owner (i) on the ground surveys reflecting the actual location of the Pipeline Systems within the Pipeline Rights-of-Way and (ii) the record set of the drawings showing the as-built condition of the Pipeline Systems.

7.13 As-Built Documentation. Within 30 days after the Final Completion Date, Contractor shall provide at least six sets of design and construction data books which shall contain a description of the project scope, construction inspection reports, welding procedures and qualifications reports, welder qualification reports, hydrostatic test reports, electrical and instrument test reports, radiographic examination reports, construction specifications, radiographic examination specifications, pipe mill test reports and any other documents or drawings which show compliance with applicable codes, standards, regulations, and laws. Contractor shall also provide at least six sets of material and equipment data books which shall contain (i) all technical specifications prepared for acquisition of project related material, (ii) vendors' start-up, operating, and maintenance procedures, (iii) schematics and (iv) recommended spare parts lists.

7.14 Certain Obligations of Contractor Following Completion. Following the Final Completion Date, Contractor shall:

         (a) assist Owner in instructing and training Owner's staff to operate and maintain the equipment and systems which are a part of the Pipeline Systems for a period not exceeding 30 days following the Final Completion Date or the initial start-up of the Pipeline System, whichever is later;

         (b) assist Owner in checking out all equipment and systems and starting up equipment and systems for the operation of the Pipeline Systems for a period not exceeding 30 days following the Final Completion Date or the initial start-up of the Pipeline System, whichever is later;

         (c) attend meetings and do whatever is necessary to ascertain the cause of and help resolve initial problems of equipment or systems of an operational nature for a period not exceeding 30 days following the Final Completion Date or the initial start-up of the Pipeline System, whichever is later.

Owner will not continue to hold the retainage provided for in subsection 11.2 hereof solely because Contractor's obligations under paragraphs (a), (b) or (c) next above have not yet been completed.

7.15 Certain Representations. Subject to the time limitation set forth in subsection 7.11(a) Contractor hereby represents and warrants to Owner that Contractor has satisfied itself (i) as to the nature, location, and character of the general area in which the Projected Pipeline Rights-of-Way is located, including, but not limited to, its climatic conditions, nature of soil conditions, available labor supply and labor costs, available materials supply and material costs, available utility services, and available equipment supply and equipment costs, and (ii) as to the quantity and quality of all materials and services and other matters necessary to complete the Work in the manner required by the Contract Documents.

7.16 Contractor's Obligations. Owner may from time-to-time furnish Contractor with certain documents prepared by Owner or on Owner's behalf until the first anniversary date of the Final Completion Date. Contractor shall thoroughly review such documentation. Any preliminary drawings, design guidelines, schematics, equipment lists, budgets, accounting information, reports, surveys, specifications and other documents contained in the documentation furnished by Owner are furnished solely for Contractor's general information and convenience. Contractor shall be responsible for the design and construction of a complete Pipeline System, which shall perform in accordance with the requirements of this Agreement. Any furnishing by Owner of design information which is utilized by Contractor in its sole discretion, and the review or inspection by Owner or its inspectors of the Drawings and Specifications or the Work shall not in any way relieve Contractor of its responsibilities under this Agreement.

SECTION 8         COMMENCEMENT AND COMPLETION

8.1 Commencement of Work. Contractor shall commence the Work upon execution of this Agreement by both Parties.

8.2 Completion.

    (a) Contractor shall cause the Final Completion Date to occur no later than October 16, 2000 (as such date may be extended in accordance with (i) with Change Orders pursuant to subsection 6.4, (ii) any delay pursuant to subsection
8.4 or (iii) Owner's failure to comply in a timely manner with its obligations under subsection 18.3 with respect to the Wetlands development or offsets that are remote from the Project Site, the "Projected Final Completion Date").

    (b) The "Final Completion Date" means the date upon which all of the following shall have occurred:

        (i) The Pipeline Systems shall have been completed in accordance with the Completion Requirements and Applicable Laws, and tested in accordance with the procedure set forth in Exhibit 3.4 (and the Pipeline System shall have passed such tests);

        (ii) Following such testing, the Pipeline Systems shall have been prepared so that they could, if Owner so chose, be immediately filled with propylene, ethylene and natural gasoline, respectively;

         (iii) The Pipeline Systems shall be capable of operating in accordance with the Performance Requirements;

         (iv) The meter stations shall have been installed and tested, and shall be capable of being manually operated. The SCADA and SCADA interface system does not have to be complete for the Final Completion Date to have occurred; and

         (v) Contractor shall have certified to Owner that (A) the conditions set forth in the immediately preceding clauses (i), (ii), (iii), and (iv) have been satisfied.

    (c) At Owner's sole discretion, Owner may declare in writing that the Final Completion Date has occurred, notwithstanding the fact that certain immaterial items remain to be accomplished.

8.3 Liquidated Damages and Completion Bonus.

    (a) If on the Projected Final Completion Date the Final Completion Date shall not have occurred then Contractor shall pay Owner as Owner's sole remedy for such delay as liquidated damages an amount determined based on the following sliding scale:

         Number of Calendar Days after the              The Per Calendar Day
         Projected Final Completion                     Liquidated
         Date the Final Completion Date Occurs          Damage Amount
         -------------------------------------          --------------------
                        0-21                                  $0.00
                        22-30                               $50,000
                        31-60                               $75,000
                        61-beyond                          $100,000


The total sum of liquidated damages shall not exceed $4 million. Any such liquidated damages shall be paid within 30 days after the Final Completion Date. No additional liquidated damages shall accrue following any termination of this Agreement by Owner under subsection 16.1(a).

         (b) If the Final Completion Date occurs prior to the Projected Final Completion Date, then Owner shall pay Contractor as an early completion bonus an amount determined based on the following sliding scale:

         Number of Calendar Days prior to
         the Projected Final Completion                 The Per Calendar Day Early
         Date the Final Completion Date Occurs          Completion Bonus Amount
         -------------------------------------          --------------------------
                           0-14                                   $0.00
                           15-21                                 $25,000
                           22-beyond                             $50,000


The total sum of any such early completion bonus payment shall not exceed $1.5 million. Any such early completion bonus payment shall be paid within 30 days after the Final Completion Date.

         (c) Contractor acknowledges that Owner's business will be damaged if the Final Completion Date does not occur by the Projected Final Completion Date, and Contractor and Owner agree that the exact measurement of such damages is difficult, if not impossible, to determine, and the amounts provided for in subsection 8.3(a) as liquidated damages are reasonable estimates of the damages to Owner's business caused by such delay.

         (d) For illustrative purposes only, attached hereto as Exhibit 8.3(d) are example calculations of liquidated damages and completion bonuses.

8.4      Delay.

         (a) If the progress of the Work on the critical path of the most recent updated version of the Project Schedule or the performance of any other obligation hereunder is delayed at any time by (i) an act or negligence of Owner ("Owner Delay") or (ii) Force Majeure as defined in Appendix A, in each case not reasonably anticipated by Contractor and beyond Contractor's reasonable control, then the Projected Final Completion Date shall be extended for the days of delay and Contractor shall not be liable for the failure to perform any obligation hereunder that is affected by a Force Majeure during the period of such Force Majeure; provided, however, that Contractor shall not be entitled to any extension or relief from liability to the extent that any such event could have been prevented or overcome by Contractor through the exercise of such diligence and reasonable care as would be exercised by a prudent person under similar circumstances. Contractor shall as far as reasonably possible, remedy any delay due to Force Majeure with all reasonable dispatch.

         (b) In the event Contractor is delayed at any time in the progress of the Work, extension of the Projected Final Completion Date as provided for herein shall be Contractor's sole and exclusive remedy for such delay, unless the same shall have been caused by an Owner Delay and then only if and to the extent that such Owner Delay continues for 3 days after Owner's receipt of written notice from Contractor stating with specificity the act constituting Owner Delay. Owner's exercise of any of its rights or remedies provided for in the Contract Documents or under Applicable Laws shall not be construed as an Owner Delay. Contractor shall not be entitled to any damages or reimbursement for any losses and, except as expressly otherwise provided above in this paragraph (b), shall not be entitled to any compensation on account of any delay or delays resulting from any cause other than an Owner Delay, whether such cause is foreseen or unforeseen, reasonable or unreasonable.

         (c) The Projected Final Completion Date and the Contract Sum take into full consideration the effect of inclement weather normally to be expected during the construction period for the Project and such effect shall be accounted for in the Project Schedule on both cost and time for completing the Work. The Project Schedule shall incorporate Contractor's expectation that it will experience weather delay during construction of the Project. Notwithstanding the definition of Force Majeure in Appendix A, an extension in the Projected Final Completion Date for weather delays may be claimed only for delays incurred during normal business hours (i.e., 7:00 a.m. to 5:00 p.m.) on Monday through Sunday of a given week (but excluding any holiday) and only after Contractor has previously been delayed by weather for at least 30 consecutive days.

         (d) Contractor shall notify Owner in writing of any delay that would extend the Projected Final Completion Date as soon as reasonably possible after the occurrence of the delay. Contractor shall provide in the notice an estimate of the probable effect of such delay on the progress of the Work.

8.5 Owner's Obligations. Owner shall furnish Contractor with all information which Owner is required to furnish to Contractor within the time limits expressly required hereunder. Decisions and approvals required of Owner under the Contract Documents shall be provided within a reasonable period of time, not to exceed 7 days.

8.6 Time of the Essence. Time is of the essence as to the Contract Documents and completion of the Work, provided that Owner's sole remedy for any delay of the Final Completion Date shall be as provided in subsection 8.3.


SECTION 9         CONTRACT SUM

9.1 Contract Sum. Owner shall pay to Contractor for the performance of the Work the sum of $71,561,000 (said amount, as it may be increased or decreased in strict accordance with the Contract Documents including but not limited to the provisions of subsection 5.7 of this Agreement, is herein called the "Contract Sum"). Contractor acknowledges and agrees that the Contract Sum includes (i) the cost of all Materials, labor, fabrication, design, engineering, construction, installation, services, Rights-of-Way acquisition costs (except as otherwise provided in subsection 5.6) and other items necessary to complete the Project and the Work in accordance with the Contract Documents, (ii) without in any way limiting the clause immediately preceding, all amounts necessary for trench excavation and safety protection and for special shoring requirements of the State of Texas, as well as any other Applicable Laws, and (iii) the profit and overhead of Contractor for construction of the Project and the performance of the Work, provided that Contractor shall be permitted additional overhead and profit for Change Work to the extent and only to the extent expressly permitted under this Agreement.

9.2 Unit Prices. Owner hereby acknowledges and accepts, and Contractor hereby guarantees, the "Unit Prices" set forth in Exhibit 9.2 attached hereto. If any Unit Price increases or decreases above the permitted amount in Exhibit 9.2, such increase or decrease shall not change the Contract Sum.


SECTION 10 SUBCONTRACTS AND OTHER AGREEMENTS

10.1 Obligation to Subcontract. Contractor shall subcontract with a pipeline construction contractor to furnish superintendents, foremen, labor, equipment, machinery, tools, materials and supplies necessary to perform construction of the Pipeline Systems in a diligent and workmanlike manner, provided that Owner shall have the right to approve such Subcontractor, but such approval shall not be unreasonably withheld.

10.2 Right to Subcontract. Subject to subsection 10.1, Contractor may subcontract any part of the Work and may enter into agreements with Subcontractors to provide Services or Materials for use with or incorporation into the Work (any such agreement herein referred to as a "Subcontract"). Owner shall have the right to approve, which approval shall not be unreasonably withheld, any Subcontractor prior to the execution of any Subcontract that provides for payments under such Subcontract in excess of $500,000.

10.3 Subcontractor Relations. Contractor shall contract with each and every Subcontractor solely in the name and on behalf of Contractor, and no provision contained herein or in any other Contract Document nor approval by Owner of any Subcontractor or Subcontract shall be construed as creating any contractual relationship between any Subcontractor and Owner, release Contractor from any liability arising out of the performance of any portion of the Work by such Subcontractor or be used as an argument by Contractor that Owner is estopped from asserting or has waived its right to assert that Contractor is fully responsible for any liability arising out of the performance of the Work by such Subcontractor.

10.4 Subcontractor and Suppliers Warranties. All guarantees and warranties of Materials and Services furnished to Contractor or Subcontractors by any Subcontractor, sub-subcontractor, manufacturer or supplier shall be deemed to run for the benefit of Owner. Contractor shall, on the Final Completion Date, assign to Owner the benefits of all guarantees and warranties of all Subcontractors, sub-subcontractor manufacturers and suppliers engaged for the Project, but such assignment shall not relieve Contractor of its warranty obligations to Owner under the Contract Documents or Applicable Laws. Notwithstanding the foregoing assignment, Contractor shall, upon completion of the Project deliver to Owner as part of the Data Books all guarantees and warranties furnished for the Project, with duly executed instruments confirming the assignment of the guarantees and warranties to Owner. The guarantees and warranties together in the Data Books shall be properly indexed. Contractor shall obtain from each Subcontractor, sub-subcontractor, manufacturer and supplier guarantees and warranties upon standard terms and periods generally offered by the Subcontractor, subsubcontractor, manufacturer or supplier. In addition, Contractor shall request from each Subcontractor, sub-subcontractor manufacturer and supplier any extended guarantee or warranty offers which the Owner may evaluate and may wish to purchase at Owner's expense.


SECTION 11 APPLICATIONS FOR PAYMENT

11.1     Applications for Payment.

         (a) No later than the first business day of the month in which one of the payments described in Exhibit 11.1 (Schedule of Monthly Payments) becomes due, Contractor shall deliver to Owner one original and two copies of a completed invoice (an "Application for Payment') for such progress payment. The schedule includes a column indicating February 1999 payment totaling $2,272,000, which is comprised of Contractor's invoices to Owner and Owner's down payment for Materials or equipment, if any, prior to the execution date of this Agreement. Payment for any of these amounts that have not been paid upon execution of this Agreement shall be paid on or before February 15, 1999.

         (b) Each Application for Payment shall constitute a certificate by Contractor that (i) the payment therein requested is justly due Contractor on account of all Work for which the Application for Payment is being submitted,
(ii) the Work performed to the date of the Application for Payment has been performed in accordance with the Contract Documents, (iii) the materials for which the Application for Payment is being submitted have or will be installed or incorporated in the Project or delivered to the Project Site or held off the Project Site and complying with the provisions of this paragraph (b), (iv) Contractor is not then in default under the Contract Documents or if Contractor is in default, Contractor shall specify the default of which it is aware, (v) there are no known mechanics' or materialmen's liens outstanding at the date of the Application for Payment, (vi) all due and payable bills with respect to the Work have been paid to date or are included in the amount requested in the current Application for Payment, and (vii) except for such bills not paid, there is no known basis for the filing of any mechanics' or materialmen's liens on the Work.

11.2 Retainage. Notwithstanding any provision herein to the contrary, Contractor agrees that 5 percent (5%) of amounts payable on account of Work performed or supplied shall be retained by Owner until the final payment of the Contract Sum is payable to Contractor under the provisions of Section 12. The contract executed with the pipeline construction Subcontractor shall provide that the Contractor shall retain 10 percent (10%) of each progress payment to be made to the Subcontractor.

11.3 Owner's Right to Withhold Approval. Owner may withhold its approval of an Application for Payment, in whole or in part, to the extent reasonably necessary to protect Owner from loss on the following grounds:

     (a) defective Work not remedied within a reasonable time following written notice thereof;

     (b) third party claims filed which Contractor has not bonded over;

     (c) failure of Contractor to make payments to Subcontractors as required by the applicable agreements or for labor, materials, equipment, taxes, permits or any other item or matter for which Contractor is responsible under the Contract Documents other than during any good faith dispute relating thereto;

     (d) damage to Owner caused by Contractor and not remedied within a reasonable time;

     (e) failure to carry out the Work in accordance with the Contract Documents after receiving seven days written notice of such failure; or

     (f) satisfaction of any claims against Contractor arising under any indemnities contained in the Contract Documents.


SECTION 12        PAYMENTS TO CONTRACTOR

12.1 Owner's Review and Obligation to Fund. Within 15 days after its receipt of an Application for Payment and all documents required to accompany such Application for Payment, Owner will pay Contractor so much of the Application for Payment as Owner approves, it being understood that Owner shall have no right to withhold approval except to the extent permitted under this Agreement or other Contract Documents or as permitted under Applicable Laws. Owner recognizes the importance of prompt payment within the 15 day period and agrees to pay

Interest on that portion of an Application for Payment due and not paid by Owner within the 15 day period except where such withholding is permitted hereunder. Owner agrees to make its payments to Contractor by electronically transferring each payment to Contractor's bank in Houston, Texas. The wiring instructions for such account will be provided by Contractor.

12.2 Final Payment. Final payment, constituting the final, unpaid balance of the Contract Sum, shall be due and payable on the date all of the following conditions are satisfied: (i) 15 days shall have lapsed from the Final Completion Date, (ii) Contractor has delivered to Owner in exchange for such final payment, in the form of Exhibit 12.2(a) attached hereto, a waiver of all constitutional, statutory and contractual liens it may have against the Project; and (iii) Contractor has delivered to Owner waivers of mechanics' and materialmen's liens in the form of Exhibit 12.2(b) attached hereto from all Subcontractors who have performed Work in connection with the Project or, if Contractor is unable to obtain all such waivers, a bond in form, substance and amount satisfactory to Owner to cover, together with Contractor's indemnification of Owner against, any and all claims made on account of such liens.

12.3 No Waiver of Defects. No on-site observation or review by Owner, approval given by Owner or payment made by Owner to Contractor under this Agreement, or partial or entire acceptance or use of the Work or the Project by Owner or any other Person shall constitute an acceptance by Owner of Work not in compliance with the Contract Documents or a waiver by Owner of any claims against Contractor for any defects or deficiencies in the Work.

12.4 Owner not Required to See to Proper Application of Payments. No provision of this Agreement or the other Contract Documents shall be construed to require Owner to see to the proper application of monies paid to Contractor hereunder.

12.5 Owner's Limited Right to Pay Subcontractors Directly. Owner may, at its sole option and without any obligation to do so, at any time after Owner has given Contractor 10 days written notice of Contractor's default under the Contract Documents or under the applicable Subcontract or if a lien is filed by any Subcontractor, sub-subcontractor, laborer or materialmen against all or any portion of the Project or the Project Site and such lien is not released or bonded around to the satisfaction of Owner within 30 days after same has been filed, make payments directly to any Subcontractor and all such payments so made shall be without liability to Owner and shall be deemed to be made directly to Contractor on account of the Contract Sum. For purposes of this subsection 12.5, Contractor shall be deemed to have obtained a satisfactory bond on a lien claim if the Parent Guarantor advises Owner in writing within such 30 day period that such lien claim is covered by, and such Parent Guarantor will defend Owner against such claim pursuant to, the Parent Guaranty.


SECTION 13        ACCOUNTING RECORDS

Contractor shall inspect and verify all materials and devices entering into the Work and shall keep such full and detailed accounts as may be necessary for proper management under the Contract Documents and as shall be satisfactory to Owner. Owner shall have the right to audit from time to time, and upon request shall be afforded access to, all of Contractor's records, books, correspondence, instructions, drawings, receipts, vouchers, invoices for all Materials and Services, memoranda and similar data relating to the Contract Documents, and Contractor shall preserve all such records for the Project for a period of 5 years, or for such longer period as may be required by Applicable Laws, after the final payment hereunder.


SECTION 14        INSURANCE

14.1 Contractor's Insurance. At all times during the performance of the Work, Contractor (as well as the Subcontractor engaged to install the Pipeline Systems) will have in force with reliable insurance companies acceptable to Owner and authorized to do business in the state or states in which Contractor works, the following insurance:

         (a) Worker's Compensation and Employee Liability Insurance including Alternate Employers endorsement, other states' coverage as needed, Maritime coverage endorsement if marine exposure exists and U.S. Longshore and Harborworkers Act coverage if work is to be performed on or near navigable waters. The workers compensation shall provide statutory limits and employers liability shall provide not less than $1,000,000 per accident for bodily injury or disease.

         (b) Commercial General Liability and Umbrella Liability insurance covering all of Contractor's operations pertaining to the Work with per occurrence limits of not less than $6,000,000. The insurance shall be written on an occurrence form and shall include coverage for explosion, collapse and underground damage, contractual liability for Contractor's liability related to the Project, separation of insured clauses and if there is an aggregate limit, this limit will be on a per project basis. Owner shall be named as an additional insured on these policies.

         (c) Business Automobile Insurance covering any vehicle used on or related to this Project with per accident limits of not less than $6,000,000. The Business Automobile Insurance shall name Owner as an additional insured.

         (d) Upon the request of Owner, Contractor will provide or cause Subcontractor to provide "All risk" installation floater/builder's risk type coverage including in transit with maximum deductible of $10,000 and limits equal to the insurable value estimated for the Work (as defined in the Contract Documents), endorsed to provide for replacement cost coverage. Such insurance shall name Owner, as its interest appears, and any other contractors as their interest appear. The builder's risk coverage shall be endorsed to provide for coverage of all Materials (i) during transit to the Project Site, any other location on which a portion of the Work is performed, each approved offsite storage area, and each other location on which any portion of the Materials will be stored, and (ii) during storage on the Project Site, an approved offsite storage area and any other location on which any portion of the Materials will be stored. Such insurance coverage shall name Owner and other contractors as an additional insured.

     (e) Errors and Omissions Insurance for Engineering Design Services with limits not less than $2,000,000 covering liabilities resulting from errors or omissions in the design of the Pipeline Systems.

14.2 Term of Insurance, Certificates and Endorsements. All of Contractor's insurance shall be kept in full force and effect from the date Contractor receives its notice to continue until the Final Completion Date. All of Contractor's insurance will contain endorsements that (i) such insurance may not lapse or be canceled without the insurance company giving Owner at least 30 days prior written notice of such cancellation or 10 days in the event of non-payment of premium, (ii) Contractor will be solely responsible for payment of premiums,
(iii) waive rights of subrogation against Owner and (iv) Contractor's insurance shall be primary in the event of overlapping coverage with insurance carried by Owner. Before Contractor continues the Work, Contractor will deliver to Owner certificates of insurance issued to Owner evidencing satisfactory coverage of the types required by subsection 14.1 are in effect. Such certificates shall be in a form acceptable to Owner and shall indicate that the endorsements required above have been issued and are in full force and effect.

14.3 Vendor's/Subcontractor's Insurance. Contractor shall require each of its Subcontractors (other than the Subcontractor engaged to install the Pipeline Systems, who shall be required to maintain the same coverage as Contractor) and each equipment vendor who will have any presence on the Project Site to maintain the same insurance as Contractor or such insurance as is industry standard for the type and scope of work being performed by the Subcontractor.

14.4 Violation of Policy Conditions. It shall be the responsibility of Contractor not to violate or permit to be violated any conditions of the insurance policies required under this Section 14, and it shall be Contractor's duty and responsibility to impose upon each Subcontractor and have each Subcontractor impose upon each sub-subcontractor the same responsibilities and obligations imposed upon Contractor under the insurance provisions provided for herein.

14.5 Waiver of Claims. CONTRACTOR HEREBY WAIVES RIGHTS IT MAY HAVE AGAINST OWNER (INCLUDING, BUT NOT LIMITED TO, A DIRECT ACTION FOR DAMAGES) ON ACCOUNT OF ANY LOSS OR DAMAGE OCCASIONED TO CONTRACTOR OR CONTRACTOR'S PROPERTY EXCEPT TO THE EXTENT SUCH LOSS OR DAMAGE IS CAUSED BY THE FAULT, NEGLIGENCE OR OTHER TORTIOUS CONDUCT, ACTS OR OMISSIONS OF OWNER OR OWNER'S DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES), ARISING FROM ANY RISK COVERED BY A STANDARD FORM ALL RISK FULL REPLACEMENT COST PROPERTY INSURANCE POLICY. OWNER HEREBY WAIVES RIGHTS IT MAY HAVE AGAINST CONTRACTOR (INCLUDING, BUT NOT LIMITED TO, A DIRECT ACTION FOR DAMAGES) ON ACCOUNT OF ANY LOSS OR DAMAGE OCCASIONED TO OWNER OR OWNER'S PROPERTY, ARISING FROM ANY RISK COVERED BY THE BUILDER'S RISK COVERAGE MAINTAINED BY CONTRACTOR OR WHICH CONTRACTOR CAUSES SUBCONTRACTOR TO MAINTAIN PURSUANT TO SUBSECTION 14.1.

14.6 Corporate Guarantee. A Guaranty Agreement executed by Contractor's parent corporation, Babcock International Group PLC (the "Parent Guarantor"), in the form attached hereto as Exhibit 14.6 (the "Parent Guaranty"), together with the certificate executed by the secretary or assistant secretary of the Parent Guarantor evidencing the authorization of the execution and delivery of the Parent Guaranty by the individual executing and delivering the same. Failure to do so within 15 days of execution of this Agreement shall constitute a material default hereunder by Contractor.


SECTION 15        INDEMNITY

15.1 CONTRACTOR INDEMNITY. CONTRACTOR WILL INDEMNIFY AND HOLD HARMLESS OWNER AND OWNER'S OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, AND REPRESENTATIVES (EACH AN "OWNER INDEMNIFIED PARTY") FROM, AND SHALL REIMBURSE EACH OWNER INDEMNIFIED PARTY FOR AND WITH RESPECT TO, ANY AND ALL COSTS, EXPENSES (INCLUDING, WITHOUT LIMITATION, REASONABLE ATTORNEYS FEES), CLAIMS, DEMANDS, ACTIONS, PROCEEDINGS, JUDGMENTS, HEARINGS, DAMAGES, LOSSES AND LIABILITIES BROUGHT OR ASSERTED BY OR PAYABLE TO ANY THIRD PARTY (INCLUDING CONTRACTOR, ANY SUBCONTRACTOR OR ANY SUB-SUBCONTRACTOR, OR ANY OF ITS OR THEIR AGENTS, REPRESENTATIVES OR EMPLOYEES) ON ACCOUNT OF PERSONAL INJURY, DEATH, PROPERTY DAMAGE OR ANY OTHER FORM OF INJURY OR DAMAGE (EACH A "CLAIM" AND COLLECTIVELY THE "CLAIMS") TO THE EXTENT ARISING OUT OF OR RELATING OR INCIDENT TO (A) ANY NEGLIGENCE OR INTENTIONAL MISCONDUCT OF CONTRACTOR OR CONTRACTOR'S OFFICERS, DIRECTORS, OR EMPLOYEES, (B) ANY BREACH OF THIS AGREEMENT BY CONTRACTOR, (C) THE PERFORMANCE OF THE WORK BY CONTRACTOR OR ANY OF ITS SUBCONTRACTORS OR ANY SUB-SUBCONTRACTOR OR ANY OTHER PERSON PERFORMING ANY PORTION OF THE WORK ON BEHALF OF OR FOR THE BENEFIT OF CONTRACTOR, OR (D) ANY FIRE, EXPLOSION OR ACCIDENT OCCURRING DURING THE PERFORMANCE OF THE WORK; EXCEPT TO THE EXTENT SUCH CLAIMS ARE ATTRIBUTABLE OR CAUSED BY THE SOLE, JOINT, CONCURRENT, OR COMPARATIVE NEGLIGENCE, FAULT OR STRICT LIABILITY OF AN OWNER INDEMNIFIED PARTY. IF A THIRD PARTY FILES A LAWSUIT OR BRINGS ANY OTHER LEGAL ACTION ASSERTING A CLAIM AGAINST AN OWNER INDEMNIFIED PARTY, THEN CONTRACTOR, UPON NOTICE FROM THE OWNER INDEMNIFIED PARTY, SHALL RESIST AND DEFEND SUCH CLAIM THROUGH COUNSEL REASONABLY SATISFACTORY TO THE OWNER INDEMNIFIED PARTY. CONTRACTOR DOES NOT INDEMNIFY OWNER FROM ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT OR PUNITIVE DAMAGES, SUCH AS LOSS OF USE OR LOSS OF PROFIT. FURTHERMORE, CONTRACTOR SHALL NOT BE LIABLE FOR ANY THIRD PARTY ECONOMIC OR FINANCIAL LOSSES. CONTRACTOR'S OBLIGATIONS UNDER THIS SUBSECTION SHALL SURVIVE THE TERMINATION OF THIS AGREEMENT, AND SHALL NOT BE LIMITED IN ANY WAY BY ANY LIMITS OF INSURANCE REQUIRED TO BE CARRIED BY CONTRACTOR HEREUNDER.

15.2 OWNER INDEMNITY. OWNER WILL INDEMNIFY AND HOLD HARMLESS CONTRACTOR AND CONTRACTOR'S OFFICERS, DIRECTORS, EMPLOYEES, AGENTS AND REPRESENTATIVES (EACH A "CONTRACTOR INDEMNIFIED PARTY") FROM, AND SHALL REIMBURSE EACH CONTRACTOR INDEMNIFIED PARTY FOR AND WITH RESPECT TO ANY CLAIMS TO THE EXTENT ARISING OUT OF OR RELATING OR INCIDENT TO (A) ANY NEGLIGENCE OR INTENTIONAL MISCONDUCT OF OWNER OR OWNER'S OFFICERS, DIRECTORS, OR EMPLOYEES, OR (B) ANY BREACH OF THIS AGREEMENT BY OWNER; EXCEPT TO THE EXTENT ANY SUCH CLAIMS ARE ATTRIBUTABLE OR CAUSED BY THE SOLE, JOINT, CONCURRENT, OR COMPARATIVE NEGLIGENCE, FAULT OR STRICT LIABILITY OF A CONTRACTOR INDEMNIFIED PARTY. IF A THIRD PARTY FILES A LAWSUIT OR BRINGS ANY OTHER LEGAL ACTION ASSERTING A CLAIM AGAINST A CONTRACTOR INDEMNIFIED PARTY, THEN OWNER, UPON NOTICE FROM SUCH CONTRACTOR INDEMNIFIED PARTY, SHALL RESIST AND DEFEND SUCH CLAIM THROUGH COUNSEL REASONABLY SATISFACTORY TO SUCH CONTRACTOR INDEMNIFIED PARTY. OWNER DOES NOT INDEMNIFY CONTRACTOR FROM ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT OR PUNITIVE DAMAGES, SUCH AS LOSS OF USE OR LOSS OF PROFIT. FURTHERMORE, OWNER SHALL NOT BE LIABLE FOR ANY THIRD PARTY ECONOMIC OR FINANCIAL LOSSES. OWNER'S OBLIGATIONS UNDER THIS SUBSECTION SHALL SURVIVE THE TERMINATION OF THIS AGREEMENT.

15.3 Other Provisions; Survival. The indemnification obligations of Contractor in this Section 15 are in addition to and shall not limit or be limited by any other indemnity obligations contained herein. Notwithstanding any other provision of this Agreement, the indemnity obligations contained in this Agreement, including the indemnity obligations contained in this Section 15, are intended to and shall survive the termination or expiration of this Agreement.


SECTION 16 TERMINATION, STOPPAGE OF WORK, OWNER'S RIGHT TO CARRY OUT WORK

16.1 Termination by Owner With Cause.

     (a) Subject to subsection 8.4, Owner may terminate this Agreement after 5 days' prior written notice to Contractor, if Contractor:

         (i) refuses or fails to supply enough properly skilled workers or proper materials;

             (ii) fails to make payment to Subcontractors for materials or labor in accordance with the respective agreements between Contractor and the Subcontractors except during any good faith dispute relating to such agreements or as a result of any failure by Owner to make any payment to Contractor under this Agreement;

             (iii) fails to comply with any Applicable Laws, which failure shall have a material adverse effect on Owner's or Contractor's performance under this Agreement;

             (iv) makes a general assignment for the benefit of its creditors, is unable to pay its debts as they become due, or becomes the subject of any voluntary or involuntary bankruptcy, insolvency, arrangement, reorganization or other debtor relief proceeding under any law, state or federal, now or hereafter in existence which remains unstayed 60 days after filing;

             (v) fails to cause the Final Completion Date to occur by the date 90 days following the Projected Final Completion Date;

             (vi) otherwise is in default of any material provision of the Contract Documents or otherwise fails to perform any of its material obligations under the Contract Documents.

         (b) If Owner terminates this Agreement pursuant to paragraph (a) of this subsection 16.1, Contractor shall not be entitled to receive further payments on the Contract Sum unless Contractor is entitled to payment under paragraph (c) of this subsection 16.1.

         (c) If Owner terminates this Agreement pursuant to this paragraph and the Contract Sum:

             (i) exceeds the sum of (x) the cost incurred by Owner to complete the entire Project and Work, (y) all other reasonable costs, expenses and damages suffered by Owner as a result of the default or breach by Contractor or other reason supporting Owner's termination pursuant to paragraph (a) of this Section, and (z) all amounts paid by Owner to Contractor under the Contract Documents, then Contractor shall be paid the amount of such excess; or

             (ii) is less than the total of the costs and amounts described in clauses (x), (y) and (z) under subparagraph (i) preceding, then Contractor shall pay to Owner the amount by which such costs and amounts exceed the Contract Sum.

16.2 Termination by Contractor with Cause. Contractor may terminate this Agreement after 10 days' prior written notice to Owner, if Owner:

         (a) fails to pay any amount referred to in subsection 16.2(c) within 5 days after the later of Owner's receipt of written demand for such payment or the resolution of any dispute between the Parties relating to such amount;

         (b) fails to comply with any Applicable Laws or any federal, state, county, city, and municipal laws, codes, statutes, rules, regulations and orders applicable to Owner or its operations conducted under the Contract Documents; which failure shall have a material adverse effect on Owner's performance under this Agreement;

         (c) makes a general assignment for the benefit of its creditors, is unable to pay its debts as they become due, or becomes the subject of any voluntary or involuntary bankruptcy, insolvency, arrangement, reorganization or other debtor relief proceeding under any law, state or federal, now or hereafter in existence, which remains unstayed 60 days after filing; or

         (d) otherwise is in default of any material provision of the Contract Documents or otherwise fails to perform any of its material obligations under the Contract Documents.

Notwithstanding any such termination, Contractor shall be entitled to receive all amounts owing to Contractor under the Contract Documents.

16.3     Owner's Rights upon Termination of Agreement.

         (a) Upon a termination of this Agreement pursuant to subsection 16.1, subsection 16.2 (provided Owner shall have paid Contractor all amounts owing to Contractor under the Contract Documents), or by the agreement of the Parties, Contractor shall:

             (i) cease performance of the Work, but take immediate steps for a period not to exceed 3 days to preserve and protect Work completed and in progress and to protect materials, supplies, and equipment at the Project Site or in transit; and

             (ii) upon request of Owner, deliver and assign to Owner (but in no event shall Owner be liable for any actions or defaults of Contractor occurring prior to such delivery and assignment) any and all contracts, subcontracts, purchase orders, bonds and options made by Contractor in performance of the Work, and deliver to Owner true and correct originals of all Contract Documents and all other materials relating to the Work which belong to Owner, together with all papers and documents relating to governmental permits, orders placed, bills and invoices, and lien releases obtained or issued in connection with the Work.

         (b) Upon a termination of this Agreement pursuant to subsection 16. 1, Owner may, without prejudice to any other rights or remedies of Owner, (i) take possession of the Project Site and all materials, equipment, tools, and construction equipment and machinery on the Project Site owned by Contractor,
(ii) accept assignment of subcontracts from any of Contractor's subcontractors, and (iii) finish the Work by whatever method shall reasonably be appropriate.

16.4     Stoppage of Work.

         (a) Except as provided in paragraphs (b) and (c) below, in the event of a dispute, controversy or question between Owner and Contractor with respect to the interpretation of the Contract Documents, the performance of any portion of the Work, the delivery of any Materials, the payment of disputed monies or otherwise (the Parties acknowledging that undisputed monies will be paid when due), Owner and Contractor agree that pending the resolution or settlement of such dispute, controversy or question, Contractor shall not directly or indirectly stop or delay the performance of the Work, including, without limitation, the delivery of Materials to the Project Site.

         (b) If Contractor fails to correct any Work which is not in accordance with the requirements of the Contract Documents within a reasonable time after written notice thereof or persistently fails to carry out the Work in accordance with the Contract Documents, Owner, by written order signed personally or by an agent specifically so empowered by Owner in writing, may order Contractor to stop the Work, or any portion thereof until the cause for such order has been eliminated. The right of Owner to stop the Work shall in no way create any obligation upon Owner to exercise such right for the benefit of Contractor or any other person or entity.

         (c) If Owner fails to pay Contractor any portion of the Contract Sum as and when required hereunder and such portion of the Contract Sum is not disputed by Owner, Contractor shall have the right to stop the Work unless such amount is paid to Contractor within 10 days after Owner's receipt of written demand for the payment thereof.

16.5 Owner's Right to Carry Out the Work. If Owner would be entitled to suspend Work under subsection 16.4(b), Owner may, without prejudice to other remedies Owner may take (but shall not be obligated to take) such action as is reasonably necessary to cause such Work to be carried out in accordance with the Contract Documents. In such a case, an appropriate Change Order shall be issued deducting from the Contract Sum the cost of carrying out such Work in accordance with the Contract Documents, provided that if such costs exceed the unfunded Contract Sum, then Contractor shall pay Owner an amount equal to the amount by which such costs exceed the unfunded Contract Sum.


SECTION 17 OWNERSHIP OF DOCUMENTS AND PATENT INFRINGEMENT

17.1 Ownership of Documents. All information (whether or not contained in written documents), drawings, specifications, plans, engineering calculations, computer and word processing disks and data contained thereon, computations, sketches, test data, surveys, models, photographs, discoveries, inventions, improvements to Owner's existing systems, processes or methods and all other work product prepared by Contractor or Contractor's consultants or vendors of equipment for the Project or their respective employees as a direct result of the performance of Contractor's obligations hereunder or conceived, discovered or invented by Contractor or its consultants or their respective employees as a result of or in connection with the design, development, construction, fabrication, manufacture, assembly or erection of the Project (all such information, drawings, specifications, reports or other documents herein collectively referred to as the "Work Product") are prepared as "work made for hire," as that phrase is defined in Section 10.1 of Title 17 of the United States Code (Public Law 94-553), and all title, ownership, copyright and patent privileges with respect to Work Product are, and shall at times be, in Owner and such Persons as Owner may designate, provided Owner shall have paid to Contractor all sums owed to Contractor under this Agreement. Without limiting the foregoing, Contractor shall as a condition to final payment hereunder, execute a written assignment which unconditionally assigns to Owner all Work Product. Contractor shall have no right to use any Work Product on any project other than the Project, without Owner's prior written consent, which may be given or withheld in Owner's sole discretion. Contractor's previously copyrighted or patented discoveries, improvements, or inventions shall not be deemed Work Product under this paragraph. Contractor shall have no responsibility for any use to which the Work Product is put other than that for with it is prepared under this Agreement.

17.2 Delivery of Work Product. Upon completion of the Project and acceptance by Owner, Contractor shall deliver to Owner all written Work Product for the Project, except that Contractor may retain one copy for archival purposes only. Contractor shall execute and deliver to Owner any documents, reasonably evidencing and acknowledging the ownership of the Work Product by Owner, provided Owner shall have paid to Contractor all sums owed to Contractor under this Agreement. Contractor shall organize all Rights-of-Way acquisition work in files corresponding with the alignment drawings.

17.3 Patent Infringement.

     (a) Contractor warrants that neither the Work Product nor any equipment manufactured or fabricated by Contractor will constitute an infringement of any perfected valid and enforceable United States patent or copyright. Contractor shall be liable to and hereby agrees to defend, indemnify and hold harmless the Owner Indemnified Parties against any of them for infringement of any copyright or United States patent arising out of the use of any of the Work Product or based on a claim that the equipment or part thereof manufactured or fabricated by Contractor infringed any such patent or copyright. Owner shall promptly notify Contractor of any claim asserted against an Owner Indemnified Party and Owner shall cooperate in the defense of any such claim, but Contractor shall be solely responsible for bearing the expense of defending any such claim and for any judgment or award (including costs and attorneys fees) based on any such claim. If any of the Work Product or such equipment is adjudged to violate a patent or copyright, Contractor shall use its best efforts to obtain for Owner the right to use such Work Product or equipment or modify the Work Product or equipment to become non-infringing provided, however, any such modification shall be acceptable to Owner.

     (b) Contractor does not assume any liability for patent infringement due to changes in Work Product or equipment made at the request of Owner or engineering designs furnished by Owner.

17.4 Specific Enforcement. The rights of Owner under this Section 17 shall be specifically enforceable.


SECTION 18 ADDITIONAL RIGHTS AND OBLIGATIONS

18.1 Right to Let Additional Contracts. Owner reserves the right to award contracts to consultants and other contractors to perform other work at the Project Site which Contractor is not under any obligation to perform, provided that such other contractors and consultants shall not unreasonably interfere with the performance of the Work by Contractor. Contractor agrees to cooperate with any such consultants and other contractors to the extent possible without unreasonable disruption of the Work.

18.2 Owner's Right to Access Work. Contractor shall at all times provide Owner and its authorized employees, agents and representatives complete opportunity and facilities for observation of the Work and materials stored at the Project Site or at locations off the Project Site or in the course of fabrication by Contractor and Subcontractors. Contractor shall provide safe and proper facilities for such access and observation. Contractor shall abide by such reasonable observation procedures and requirements as may be established by Owner. No observation performed or failed to be performed by Owner or other parties permitted to make observations hereunder shall be a waiver of any of Contractor's obligations hereunder or be construed as any acceptance of the Work or any part thereof

18.3 Wetlands. Contractor shall ensure that the construction of the Project complies with all Wetlands Laws (the "Wetlands Requirements"). Contractor shall prepare all permit applications and secure approvals for conducting the Work in Wetlands areas from all governmental authorities with jurisdiction over Wetlands Requirements along the Projected Pipeline Rights-of-Way. Owner shall use Best Efforts to assist Contractor in securing all required approvals for the Work in Wetlands areas. Contractor shall be responsible for all required Wetlands damage mitigation and remediation conducted at or along the pipeline construction route and the Projected Pipeline Rights-of-Way. Owner shall be responsible for all Wetlands development or offsets that are remote from the actual Project Site and are required by a governmental authority. Owner shall promptly comply, in a manner that does not delay the Work, with all of Owner's obligations hereunder necessary to obtain approval to conduct the Work in Wetlands areas.

Contractor shall use Best Efforts to select construction techniques that minimize or mitigate damage to Wetlands areas and that minimize the requirement for off-site (away from the Projected Pipeline Rights-of-Way) Wetlands development or offset.

18.4 Additional Work. Fina may undertake to employ other workers, award other contracts, or utilize its own workers (collectively "Fina Workers") to perform additional work anywhere in the vicinity of the Work near Fina's Port Arthur, Texas, refinery and Plant. Contractor and Subcontractors shall fully cooperate with such Fina Workers and coordinate Work hereunder with such additional work of Fina Workers, as may be required. Fina may also designate from time to time other architects, engineers, consultants and professionals to administer, coordinate or otherwise participate in part or all of the Work at the Plant. Contractor and Subcontractors will cooperate with these other professionals as required by the Drawings and Specifications and to the extent necessary to ensure safe start up of the Owner's metering facility at the Plant.


SECTION 19 MISCELLANEOUS PROVISIONS

19.1 Entire Agreement. The Contract Documents together with the letter agreement executed by the parties dated the date hereof, constitute the entire agreement between Owner and


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


Contractor relating to the Work and supersede all prior agreements and understandings relating to the subject matter thereof including Agreement No. PDC-3430 and Work Authorization No. 1 to Agreement No. PDC-3430 entered into between Eagleton Engineering Company and TE Products Pipeline Company, Limited Partnership.

19.2 Controlling Law. The Contract Documents shall be governed by and construed in accordance with the laws of the State of Texas.

19.3 Non-Waiver. No failure to exercise, and no delay in exercising any right, power, or remedy under the Contract Documents by either Party shall impair any right, power, or remedy which such Party may have, nor shall such failure or delay be construed to be a waiver of any such rights, powers, or remedies, or an acquiescence in any breach or default under the Contract Documents, nor shall any waiver of any breach or default be deemed a waiver of any default or breach subsequently occurring under the Contract Documents.

19.4 Non-Invalidity. In case any one or more of the provisions contained in the Contract Documents should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained in the Contract Documents shall not in any way be affected or impaired thereby.

19.5 Notices. All approvals, notices and demands required hereunder, and all other communications relating to a breach or default under the Contract Documents or a violation of any Applicable Laws, shall be in writing and shall be personally delivered, sent by expedited delivery service, mailed by first class or certified mail, return receipt requested, postage prepaid, or delivered by prepaid telecopy, to the Party to be served at the address to which such Party may from time to time notify the other Party in writing in accordance herewith. All such approvals, notices, demands, and other communications shall be effective when received.

19.6 Undefined Terms. In the event a term or phrase is not defined in this Agreement, such term or phrase shall have the meaning generally given to it in the construction industry.

19.7 Attorneys Fees. In the event any legal action or proceeding between Owner and Contractor arises from or as a result of the Contract Documents, the losing Party shall pay to the prevailing Party the latter's reasonable attorneys' fees and expenses incurred in any such action or proceeding.

19.8 Assignment. Owner has entered into this Agreement with Contractor in reliance upon the unique knowledge, experience and expertise of Contractor in the construction of the Project and performance of the Work. Contractor shall not transfer, assign or otherwise convey its interest in this Agreement without the prior written consent of Owner, which consent may be withheld in Owner's sole discretion, and, subject to Section 10, agrees that Owner shall not be required to accept performance under this Agreement from any Person other than Contractor, including, without limitation, any Trustee of Contractor appointed under the Bankruptcy Reform Act of 1978, 11 U.S.C. Section 101 et. seq., as amended, and any assignee of such Trustee.


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


19.9 Contractor Authority. Contractor represents to Owner that (i) Contractor is duly incorporated and legally existing under the laws of the State of Texas and is duly qualified to do business in the State of Texas, (ii) Contractor has all requisite power and all governmental certificates of authority, licenses, permits, qualifications and other documentation to perform its obligations under this Agreement, and (iii) the execution and delivery by Contractor of this Agreement and the performance of its obligations hereunder have been authorized by all necessary corporate action on its behalf.

19.10 Owner Authority. Owner represents to Contractor that (i) Owner is duly formed and legally existing under the laws of the State of Delaware and is duly qualified to do business in the State of Texas, (ii) Owner has all requisite power and all governmental certificates of authority, licenses, permits, qualifications and other documentation to perform its obligations under this Agreement, and (iii) the execution and delivery by Owner of this Agreement and the performance of its obligations hereunder have been authorized by all necessary action on its behalf.

19.11 Exhibits. Each exhibit, appendix and schedule attached to this Agreement or attached to any exhibit or appendix attached hereto is made a part hereof for all purposes.

19.12 Waiver of Jury Trial. In any action brought in any court by either Party concerning this Agreement, a right to a trial before a jury shall be waived.

         IN WITNESS WHEREOF, Owner and Contractor have respectively executed this Agreement in multiple counterparts, effective as of the day and year stated on the first page hereof.


OWNER:                                       CONTRACTOR:

TE PRODUCTS PIPELINE COMPANY,                EAGLETON ENGINEERING COMPANY,
LIMITED PARTNERSHIP,                         a Texas corporation
a Delaware limited partnership


By: Texas Eastern Products Pipeline Company  By: /s/ C. D. CAGLE
    General Partner                             --------------------------------
                                             Name: C. D. Cagle
                                                  ------------------------------
    By: /s/ O. HORTON CUNINGHAM              Title: President
       ------------------------------------        -----------------------------
    Name: O. Horton Cuningham
         ----------------------------------
    Title: Vice President
          ---------------------------------


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


                                   APPENDIX A
                                       TO
                     AGREEMENT BETWEEN OWNER AND CONTRACTOR

                                   DEFINITIONS

"Applicable Laws" means all federal, state, county, city, and municipal laws, codes, statutes, rules, regulations, permits and orders applicable to the design and construction of the Pipeline Systems or the performance of the Work, including without limitation (i) Railroad Commission of Texas Pipeline Safety Rules, Part 195, "Transportation of Hazardous Liquids by Pipeline", (ii) the Code of Federal Regulations, Title 49, Part 195, "Transportation of Hazardous Liquids by Pipeline" and (iii) all other applicable federal, state, county, city and municipal environmental, waste and hazardous material laws, codes, statutes, rules, regulations and orders.

"Application for Payment" has the meaning given in subsection 11.1.

"Best Efforts" shall mean commercially reasonable good faith efforts under the circumstances, without any requirements that any party be obligated (a) to pay any penalty, premium or undue consideration to obtain any waiver, consent, approval or election, (b) to modify its rights or obligations under any existing agreement, lease or other contract, or (c) to violate any Applicable Laws.

"Business Day" shall mean any day on which federal commercial banks are open for business for the purpose of sending and receiving wire transfers in Houston, Texas.

"Change Order" has the meaning given in subsection 6.4.

"Change Order Proposal" has the meaning given in subsection 6.4.

"Change Work" has the meaning given in subsection 6.4.

"Claim" has the meaning given in subsection 15.1.

"Commission" means the Texas Railroad Commission or any successor Texas governmental body or agency having regulatory oversight of a Common Carrier.

"Completion Requirements" has the meaning given in subsection 3.4.

"Contract Documents" has the meaning given in subsection 4. 1.

"Contract Sum" has the meaning given in subsection 9.1.

"Contractor" has the meaning given in the preamble.

"Contractor Indemnified Party" has the meaning in subsection 15.2.


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


"Data Books" means the design and construction data books and the material and equipment data books provided by Contractor to Owner pursuant to subsection 7.14.

"Drawings and Specifications" means the final drawings, diagrams, plans and specifications for the construction and installation of the Project prepared by Contractor in accordance with subsection 4.2.

"Ethylene Pipeline" has the meaning given in subsection 3.2.

"Fina" shall mean Fina Oil and Chemical Company.

"Final Completion Date" has the meaning given in subsection 8.2.

"Force Majeure" shall mean acts of God, (except as otherwise provided in subsection 8.4(c) of the Agreement); strikes, lockouts, or other industrial disturbances, which by the exercise of reasonable diligence could not have been avoided; acts of public enemies; wars; blockades; insurrections; riots; fires; floods; washouts; necessity for compliance with any court order, Applicable Laws, regulation or ordinance promulgated by any governmental authority having jurisdiction over the parties, or jurisdiction over any person supplying labor, material, or any item or items necessary to the performance of the Work; civil disturbances, explosions or any other cause of the kind or type herein recited beyond the reasonable control of Contractor. Settlement of strikes, lockouts or other industrial disturbances shall be entirely within the discretion of the party having the difficulty.

"Interest" means (i) the prime rate as published in the Wall Street Journal plus three percent or if such rate is unlawful the highest lawful rate permitted.

"Materials" has the meaning given in subsection 6. 1.

"Mont Belvieu South Terminal" means Owner's terminal facility located in Mont Belvieu, Texas.

"Natural Gasoline Pipeline" has the meaning given in subsection 3.2.

"Owner" has the meaning given in the preamble.

"Owner Delay" has the meaning given in subsection 8.4.

"Owner Indemnified Party" has the meaning given in Section 15.

"Parent Guarantor" has the meaning given in subsection 14.6.

"Parent Guaranty" has the meaning given in subsection 14.6.

"Parties" means Owner and Contractor.

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


"Party" means Owner or Contractor.

"Performance Requirements" has the meaning given in subsection 3.3.

"Person" means any individual, firm, partnership, corporation, company, joint venture, trust, unincorporated organization or other entity, association or organization, whether or not constituting a juridical entity under Applicable Laws.

"Pipeline Rights-of-Way" means the Projected Pipeline Rights-of-Way as the same may be modified in accordance with subsection 5. 1.

"Pipeline Systems" or "Pipeline Facilities" has the meaning given in subsection 3.2.

"Port Arthur Plant" means the refinery and related facilities owned by Fina Oil and Chemical Company and BASF Corporation located in Port Arthur, Texas.

"Project" has the meaning given in subsection 3.2.

"Project Schedule" has the meaning given in subsection 7.2.

"Project Site" means all of the land in, on or under which any of the Pipeline Systems are to be located, and all land adjacent thereto used in the performance of the Work.

"Projected Final Completion Date" has the meaning given in subsection 8.2.

"Projected Pipeline Rights-of-Way" has the meaning given in subsection 5. 1(a).

"Proposal Request" has the meaning given in subsection 6.4.

"Propylene Pipeline" has the meaning given in subsection 3.2.

"Rights-of-Way" has the meaning given to it in subsection 5.1(a).

"Rights-of-Way Costs and Expense" shall mean all monetary consideration paid for easements and permits, including but not limited to subordination agreements, damages, and all condemnation awards, expenses and costs, including attorney's fees and condemnation appraisals.

"Rod" shall mean 16.5 feet.

"Services" has the meaning given in subsection 6. 1.

"Subcontract" has the meaning given in subsection 10.2.


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


"Subcontractor" means any subcontractor engaged by Contractor in accordance with this Agreement.

"Unit Prices" has the meaning given in subsection 9.2.

"Wetlands" means any lands deemed wetlands under any Wetlands Laws.

"Wetlands Laws" means the Clean Water Act, the Rivers and Harbors Act, or the Federal Manual for Identifying and Delineating Jurisdictional Wetlands (Delineation Manual), all regulations issued in connection with such statutes and manuals, and all amendments or replacements of the foregoing.

"Wetlands Requirements" has the meaning given in subsection 18.3.

"Work" has the meaning given in subsection 6. 1.

"Work Product" has the meaning given in subsection 17. 1.


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


                                LIST OF EXHIBITS


Exhibit 3.1       Design and Engineering Services
Exhibit 3.2(a)    Pipeline Systems Route
Exhibit 3.2(b-1)  Propylene Piping Flow Diagram
Exhibit 3.2(b-2)  Ethylene Piping Flow Diagram
Exhibit 3.2(b-3)  Natural Gasoline Piping Flow Diagram
Exhibit 3.2(c-1)  General Isometric Layout
Exhibit 3.2(c-2)  Propylene Isometric Layout
Exhibit 3.2(c-3)  Ethylene Isometric Layout
Exhibit 3.2(c-4)  Natural Gasoline Isometric Layout
Exhibit 3.2(d)    Project Design Requirements
Exhibit 3.4(a)    Testing Procedures and Requirements
Exhibit 5.2       Form of Easement
Exhibit 6.4(a)    Wage Rate Schedule
Exhibit 6.4(b)    Written Modification Form
Exhibit 7.2(e-1)  Reporting Requirements
Exhibit 7.2(e-2)  Measurement of Percentage Completion
Exhibit 8.3(d)    Calculations of Liquidated Damages and Bonuses
Exhibit 9.2       Unit Prices
Exhibit 11.1      Schedule of Monthly Payments
Exhibit 12.2(a)   Payment Form
Exhibit 12.2(b)   Waiver Form
Exhibit 14.6      Parent Guaranty


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